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                                                                       EXHIBIT 8
                               December 20, 1995



Eagle Bancorp, Inc.
227 Capitol Street
Charleston, West Virginia 25301

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of United Bankshares, Inc., a West Virginia corporation ("UBS"), relating to the merger (the "Merger") of Eagle Bancorp, Inc. ("Eagle"), a Delaware corporation, with and into UBS pursuant to an Agreement and Plan of Merger, dated as of August 18, 1995, between UBS and Eagle.

     As counsel to Eagle, we have participated in the preparation of the discussion set forth under the heading "The Merger -- Certain Federal Income Tax Consequences" in the Prospectus/Joint Proxy Statement that is part of the Registration Statement. In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger to shareholders of Eagle, is accurate in all material respects.

     We consent to the use of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm under the heading "The Merger -- Certain Federal Income Tax Consequences" in the Prospectus/Joint Proxy Statement that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                       Very truly yours,

                                       ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                             /s/ Gerard L. Hawkins
                                       By: ___________________________________
                                           Gerard L. Hawkins, a partner